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                                                                    EXHIBIT 99.1

CONTACTS:
Media:       Judy Corman (212) 343-6833
Investors:   Ray Marchuk (212) 343-6741

SCHOLASTIC EXPECTS FISCAL 2003 EARNINGS BELOW PREVIOUS GUIDANCE

NEW YORK, JULY 7, 2003 - Scholastic Corporation (NASDAQ: SCHL) today announced that it expects to report earnings per diluted share in the range of $0.68 to $0.73 for the fourth quarter and $1.42 to $1.47 for the fiscal year ended
May 31, 2003, including a previously announced special charge in both periods of $0.17 per diluted share related to a workforce reduction announced in May. Excluding the special charge, earnings are expected to be in the range of $0.85 to $0.90 for the fourth quarter and $l.59 to $l.64 for the fiscal year.

These estimates are lower than previous guidance primarily due to weaker than expected fourth quarter results in trade books and to a lesser degree in book fairs. These estimates do not reflect sales of the fifth Harry Potter book, HARRY POTTER AND THE ORDER OF THE PHOENIX, released on June 21, 2003, which will be recorded in the Company's 2004 fiscal year that began June 1, 2003.

Scholastic will announce its fiscal 2003 results after the market closes on July 15 and will hold a meeting with the investment community on July 16 at 8:15 a.m. at its New York offices to review fiscal 2003 results as well as the Company's outlook. The meeting will also be webcast.

ABOUT SCHOLASTIC

SCHOLASTIC CORPORATION (NMS:SCHL) is the world's largest publisher and distributor of children's books. Scholastic creates quality educational and entertaining materials and products for use in school and at home, including children's books, textbooks, magazines, technology-based products, teacher materials, television programming, videos and toys. The Company distributes its products and services through a variety of channels, including proprietary school-based book clubs, school-based book fairs, school-based and direct-to-home continuity programs; retail stores, schools, libraries, and television networks; and the Company's Internet Site, www.scholastic.com (http://www.scholastic.com).

                           FORWARD-LOOKING STATEMENTS
This news release contains certain forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties including the conditions of the children's book and educational materials markets and acceptance of the Company's products within those markets and other risks and factors identified from time to time in the Company's filings with the Securities and Exchange Commission. Actual results could differ materially from those currently anticipated.